                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 14A
                                (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No._______ )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_| Preliminary Proxy Statement
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        BIO-RAD LABORATORIES, INC.
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

|X| No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   1) Title of each class of securities to which transaction applies:
   ____________________________________________________________________________

   2) Aggregate number of securities to which transaction applies:
   _____________________________________________________________________________

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was
           determined):
   _____________________________________________________________________________

   4) Proposed maximum aggregate value of transaction:
   _____________________________________________________________________________

   5) Total fee paid:
   _____________________________________________________________________________

|_| Fee paid previously with preliminary materials:
   _____________________________________________________________________________

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid: _________________________________________________

    2) Form, Schedule or Registration Statement no.: ___________________________

    3) Filing party: ___________________________________________________________

    4) Date filed: _____________________________________________________________

___________

                          BIO-RAD LABORATORIES, INC.
                            1000 Alfred Nobel Drive
                          Hercules, California 94547

                               ----------------

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF
                          BIO-RAD LABORATORIES, INC.

                           TO BE HELD APRIL 27, 1999

                               ----------------

To the Stockholders of Bio-Rad Laboratories, Inc.:

   The annual meeting of the stockholders of Bio-Rad Laboratories, Inc. ("Bio-Rad" or the "Company") will be held at the Company's corporate offices, 1000 Alfred Nobel Drive, Hercules, California 94547 on Tuesday, April 27, 1999 at 4:00 p.m., Pacific Daylight Time, to consider and vote on:

  (1) The election of two directors of the Company by the holders of outstanding Class A Common Stock and five directors of the Company by the holders of outstanding Class B Common Stock;

  (2) A proposal to ratify the selection of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1999;

  (3) A proposal to amend the Amended and Restated 1988 Employee Stock Purchase Plan; and

  (4) Such other matters as may properly come before the meeting and at any adjournments or postponements thereof.

   The Board of Directors of the Company has fixed the close of business on March 1, 1999 as the record date for the determination of the stockholders entitled to notice of and to vote at this annual meeting and at any adjournments or postponements thereof. The stock transfer books of the Company will not be closed.

   All stockholders are invited to attend the annual meeting in person, but those who are unable to do so are urged to execute and return promptly the enclosed Proxy in the provided postage-paid envelope. Since a majority of the outstanding shares of each class of common stock of the Company must be present or represented at the annual meeting to elect directors and conduct the other business matters referred to above, your promptness in returning the enclosed Proxy will be greatly appreciated. Your Proxy is revocable and will not affect your right to vote in person in the event you attend the meeting and revoke your Proxy.

   All stockholders who attend the annual meeting are invited to join the Company for a reception and light dinner immediately following the meeting.

                                          By order of the Board of Directors
                                          Bio-Rad Laboratories, Inc.

                                          SANFORD S. WADLER, Secretary

Hercules, California
April 1, 1999

                          BIO-RAD LABORATORIES, INC.
                            1000 Alfred Nobel Drive
                          Hercules, California 94547

                               ----------------

                                PROXY STATEMENT

                               ----------------

                         INFORMATION REGARDING PROXIES

   The enclosed Proxy is solicited on behalf of the Board of Directors of Bio-Rad Laboratories, Inc., a Delaware corporation ("Bio-Rad" or the "Company"), in connection with the annual meeting of stockholders of the Company to be held at the Company's corporate offices, 1000 Alfred Nobel Drive, Hercules, California 94547 on Tuesday, April 27, 1999 at 4:00 p.m., and at any adjournments or postponements thereof. Solicitation of Proxies will be by mail at the expense of the Company. Copies of this Proxy Statement and the accompanying notice and Proxy are first being mailed to stockholders on or about April 1, 1999.

   Shares for which a properly executed Proxy in the enclosed form is returned will be voted at the meeting in accordance with the directions on such Proxy. If no voting instructions are indicated with respect to one or more of the proposals, the Proxy will be voted in favor of the proposal(s). Any Proxy may be revoked by the record owner of the shares at any time prior to its exercise by filing with the Secretary of the Company a written revocation or duly executed Proxy bearing a later date or by attending the meeting in person and announcing such revocation.

                               VOTING SECURITIES

   The securities of the Company entitled to vote at the meeting consist of shares of its Class A Common Stock and Class B Common Stock, both $1.00 par value (collectively, "Common Stock"). 9,973,679 shares of Class A Common Stock (9,591,681 net of Treasury shares) and 2,488,899 shares of Class B Common Stock (2,488,899 net of Treasury shares) were issued and outstanding at the close of business on March 1, 1999. Only stockholders of record at the close of business on March 1, 1999 will be entitled to notice of and to vote at the meeting. The presence, in person or by Proxy, of the holders of a majority of the Voting Power will constitute a quorum for the transaction of business. Each share of Class A Common Stock is entitled to one-tenth of a vote and each share of Class B Common Stock is entitled to one vote, except in the election of directors and any other matter requiring the vote of one or both classes of Common Stock voting separately. The sum of one-tenth the number of shares of Class A Common Stock and the number of shares of Class B Common Stock constitutes the "Voting Power" of the Company.

   The holders of Class A Common Stock, voting as a separate class, are entitled to elect two directors. The holders of Class B Common Stock, also voting as a separate class, are entitled to elect the other five directors. The affirmative vote of the holders of a majority of each class of Common Stock present in person or represented by Proxy is necessary for the election of directors by that class. The stockholders do not have any right to vote cumulatively in any election of directors.

   On all other matters submitted to a vote at the annual meeting (except matters requiring the vote of one or both classes voting separately), the affirmative vote of the holders of a majority of the Voting Power present in person or represented by Proxy is necessary for approval. The Board of Directors is not aware of any matters that might come before the meeting other than those mentioned in this Proxy Statement. If, however, any other matters properly come before the annual meeting, it is intended that the proxies will be voted in accordance with the judgment of the person or persons voting such proxies.

   Under the Company's Bylaws and Delaware law: (1) shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum; (2) the director nominees receiving the highest number of votes, up to the number of directors to be elected, are elected and, accordingly, abstentions, broker non-votes and withholding of authority to vote will not affect the election of directors; and (3) proxies that reflect abstentions as to a particular proposal will be treated as voted for purposes of determining the approval of that proposal and will have the same effect as a vote against that proposal, while proxies that reflect broker non-votes will be treated as unvoted for purposes of determining approval of that proposal and will not be counted as votes for or against that proposal.

                     PRINCIPAL AND MANAGEMENT STOCKHOLDERS

   The following table presents certain information as of March 1, 1999, with respect to Class A Common Stock and Class B Common Stock beneficially owned by: (i) any person who is known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock of either class, (ii) each director of Bio-Rad, (iii) certain executive officers of Bio-Rad named in the "Summary Compensation Table" of this Proxy Statement, and (iv) all directors and executive officers of Bio-Rad as a group. The address for all executive officers and directors is c/o Bio-Rad Laboratories, Inc., 1000 Alfred Nobel Drive, Hercules, California 94547.

                              CLASS A COMMON STOCK(1)          CLASS B COMMON STOCK
                           ------------------------------ ------------------------------
NAME AND, WITH RESPECT TO                         PERCENT                        PERCENT
  OWNER OF 5% OR MORE,      NUMBER OF SHARES AND    OF     NUMBER OF SHARES AND    OF
         ADDRESS           NATURE OF OWNERSHIP(2)  CLASS  NATURE OF OWNERSHIP(2)  CLASS
-------------------------  ---------------------- ------- ---------------------- -------
Bernard A. Egan..........  910,380 of record        9.5%  no shares owned of       0.0%
 1900 Old Dixie Highway    and beneficially               record or beneficially
 Fort Pierce, FL 34946

Private Capital            860,517 of record        9.0%  no shares owned of       0.0%
 Management, Inc.........
 3003 Tamiami Trail North  and beneficially               record or beneficially
 Naples, FL 34103

David and Alice N.         1,608,430 of record     16.8%  1,781,990 of record     69.1%
 Schwartz................
 Bio-Rad Laboratories,     and beneficially(3)            and beneficially(3)(5)
  Inc.
 1000 Alfred Nobel Drive
 Hercules, CA 94547

Norman Schwartz(4).......  144,916 of record        1.5%  215,666 of record        8.7%
 Bio-Rad Laboratories,     and beneficially(5)            and beneficially(5)
  Inc.
 1000 Alfred Nobel Drive
 Hercules, CA 94547

Steven Schwartz(4).......  81,174 of record         0.8%  157,987 of record        6.3%
 Bio-Rad Laboratories,     and beneficially               and beneficially
  Inc.
1000 Alfred Nobel Drive
 Hercules, CA 94547

James J. Bennett.........  70,096 of record         0.7%  23,727 of record         1.0%
                           and beneficially(5)            and beneficially

George Bers..............  8,439 of record          0.1%  207 of record            0.0%
                           and beneficially(5)            and beneficially

Albert J. Hillman........  4,454 of record          0.0%  4,117 of record          0.2%
                           and beneficially               and beneficially

Philip L. Padou..........  no shares owned of       0.0%  no shares owned of       0.0%
                           record or beneficially         record or beneficially

Sanford S. Wadler........  17,313 of record         0.2%  no shares owned of       0.0%
                           and beneficially(5)            record or beneficially

Burton A. Zabin..........  12,621 of record         0.1%  59,664 of record         2.4%
                           and beneficially(5)            and beneficially

All directors and
 executive officers as a   1,868,757 of record     19.4%  2,085,371 of record     80.8%
 group (12 persons)......  and beneficially(5)            and beneficially(5)

--------
(l) Excludes Class A Common Stock that may be acquired on conversion of Class B Common Stock. Class B Common Stock may be converted to Class A Common Stock on a one for one basis and, if fully converted, would result in the following percentage ownership of Class A Common Stock: Bernard A. Egan 7.5%; Private Capital Management, Inc. 7.1%; David and Alice N. Schwartz 27.9%; Norman Schwartz 3.0%; Steven Schwartz 2.0%; James J. Bennett 0.8%; George Bers 0.1%; Albert J. Hillman 0.1%; Philip L. Padou 0.0%; Sanford S. Wadler 0.1%; Burton A. Zabin 0.6%; and all directors and executive officers as a group 32.3%. Management considers any substantial conversions by the executive officers or directors listed in the table to be highly unlikely.
(2) Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares. Number of shares is based on the statements of the stockholders where not identified specifically in the stockholder register.
(3) David and Alice N. Schwartz each have a one-half community property interest in these shares.
(4) Norman Schwartz and Steven Schwartz are sons of David and Alice N.
    Schwartz.
(5) Includes shares with respect to which such persons have the right to acquire beneficial ownership immediately or within sixty days of March 1, 1999, under the Company's employee stock purchase plan and stock option agreements, as follows: David Schwartz, 91,351 Class B shares; Norman Schwartz, 8,439 Class A shares and 938 Class B shares; James J. Bennett, 18,751 Class A shares; George Bers, 8,439 Class A shares; Sanford S. Wadler, 7,500 Class A shares; Burton A. Zabin, 7,501 Class A shares; and all directors and executive officers as a group, 53,006 Class A shares and 92,289 Class B shares.

                           I. ELECTION OF DIRECTORS

   The Board of Directors has seven members. Management has nominated the seven persons listed in the following table as the candidates of the respective class of Common Stock indicated. All are currently directors of the Company, with terms expiring as of the date of the annual meeting of stockholders or on election and qualification of their successors. David Schwartz and Alice N. Schwartz are husband and wife; Norman Schwartz is their son. No other family relationships exist among the Company's current and nominated directors or executive officers. As husband and wife, David and Alice N. Schwartz share equally in all remuneration and other benefits accorded to either of them by the Company.

   The directors elected at this meeting will serve until the next annual meeting of stockholders or until their respective successors are elected and qualified. It is the intention of the persons named in the Proxy to vote the shares subject to such Proxy for the election as directors of the persons listed in the following table. Although it is not contemplated that any nominee will decline or be unable to serve as a director, in the event that at the meeting or any adjournments or postponements thereof any nominee declines or is unable to serve, the persons named in the enclosed Proxy will, in their discretion, vote the shares subject to such Proxy for another person selected by them for director.

                           Class of
                         Common Stock           Present Principal Employment        Director
          Name             to Elect   Age       and Prior Business Experience        Since
          ----           ------------ ---       -----------------------------       --------
James J. Bennett........   Class B     70 Executive Vice President and Chief Oper-    1977
                                          ating Officer of the Company since 1993;
                                          Vice President and Group Manager, Clini-
                                          cal Diagnostics of the Company from 1985
                                          to 1993; Vice President and Chief Oper-
                                          ating Officer of the Company from 1977
                                          to 1985.

Albert J. Hillman.......   Class A     67 Of Counsel in the law firm of Townsend      1980
                                          and Townsend and Crew since 1995 and
                                          partner in the firm from 1965 to 1995,
                                          which firm serves as patent counsel for
                                          the Company.

Philip L. Padou.........   Class A     64 Retired since 1991; Vice President and      1980
                                          Chief Financial Officer of Ozier Perry
                                          and Associates (a risk assessment soft-
                                          ware and consulting company)
                                          from 1987 to 1991.

Alice N. Schwartz.......   Class B     72 Retired since 1979; Research Associate,     1967
                                          University of California, from 1972 to
                                          1978.

David Schwartz..........   Class B     75 President of the Company since 1957.        1957

Norman Schwartz.........   Class B     49 Vice President of the Company since 1989    1995
                                          and Group Manager, Life Science of the
                                          Company since 1997; Group Manager, Clin-
                                          ical Diagnostics of the Company from
                                          1993 to 1997.

Burton A. Zabin.........   Class B     63 Vice President of the Company since         1968
                                          1982; Group Manager, Life Science of the
                                          Company from 1982 to 1997.

   In January 1997, the Company entered into a non-competition and employment continuation agreement with James J. Bennett pursuant to which management of the Company has agreed to nominate him as director for a period of three years following his resignation from his present position. See "Executive Compensation and Other Information."

   In addition to James J. Bennett, David Schwartz, Norman Schwartz and Burton
A. Zabin, the following persons were executive officers of the Company during all or part of 1998: George Bers, Thomas C. Chesterman, Rello L. Cristea, Ronald W. Hutton and Sanford S. Wadler. George Bers (age 48), Vice President and Group Manager of Clinical Diagnostics, was Group Manager of the Molecular Bioscience Group from 1995 to 1997 and was appointed Vice President in 1996. Previously, he was a division manager within Bio-Rad from 1991 to 1996. Thomas
C. Chesterman (age 39) was appointed Treasurer in 1996 and named Chief Financial Officer in March 1997. Prior to joining Bio-Rad, he was Vice President and Chief Financial Officer of NordicTel Holdings AB (Sweden) from 1993 to 1996. Rello L. Cristea (age 55) Vice President and Group Manager of Analytical Instruments was appointed Vice President in 1998. Previously, he was President of Dayton Products Division of Emerson Electric Company from 1994. Ronald W. Hutton (age 41) was appointed Treasurer in 1997. Previously, he was Director of Treasury at Kaiser Aluminum & Chemical Corporation from 1993 to 1997. Sanford S. Wadler (age 52) has been General Counsel and Secretary since 1989 and was appointed Vice President in 1996.

   The above named individuals also serve in various management capacities with wholly owned subsidiaries of Bio-Rad. David Schwartz, by virtue of his Common Stock ownership (see "Principal and Management Stockholders") and his position as a director and the President of Bio-Rad, may be deemed to be a control person of the Company.

   The Board of Directors recommends that you vote FOR the above-named director nominees for the class or classes of Common Stock that you hold.

                     COMMITTEES OF THE BOARD OF DIRECTORS

   The Board of Directors of the Company has an Audit Committee and a Compensation Committee. The Board of Directors has no nominating committee or other committees performing similar functions. During 1998, the Board of Directors held a total of eleven meetings (including regularly scheduled and special meetings) and no director attended fewer than 91% of such meetings and meetings of any committee on which such director served.

   The Audit Committee is composed of Philip L. Padou and met three times in 1998. The Audit Committee recommends to the Board of Directors the firm to be employed by the Company as its independent auditors and is primarily responsible for approving the services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting policies and its system of internal accounting controls.

   The Compensation Committee, consisting of two non-employee directors, Albert J. Hillman and Philip L. Padou, met two times in 1998. The Compensation Committee reviews and approves the Company's executive compensation policies. A more complete discussion is provided in the "Report of the Compensation Committee of the Board of Directors" of this Proxy Statement.

                           COMPENSATION OF DIRECTORS

   In 1998, Townsend and Townsend and Crew, the patent law firm of which Albert J. Hillman is Of Counsel, rendered legal services to the Company. The Board of Directors has relied upon the Company's General Counsel to determine that the services of Townsend and Townsend and Crew were provided on terms at least as fair to the Company as if they had been provided by a non-affiliate. The General Counsel is responsible for the management of all of the Company's relationships with providers of legal services.

   Pursuant to the policy of the Board of Directors of Bio-Rad, directors who are not also employees of Bio-Rad are paid for serving as directors a fee of $1,400 per month plus $100 for any meetings in excess of sixteen per year. Audit Committee members are paid $625 per month.

   The Company has entered into employment and non-compete agreements with James J. Bennett and Burton A. Zabin. See "Executive Compensation and Other Information--Other Executive Compensation."

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

   The following Summary Compensation Table presents compensation paid or accrued by the Company for services rendered during 1998, 1997, and 1996 for the CEO and the four other most highly compensated executive officers of the Company ("Named Executive Officers") whose total annual salary and bonus exceeded $100,000 in 1998.

                          SUMMARY COMPENSATION TABLE

                                                     Long-Term Compensation(2)
                                                     --------------------------
                                      Annual
                                  Compensation(1)      Shares
           Name and            --------------------- Underlying    All Other
      Principal Position       Year  Salary   Bonus   Options   Compensation(3)
      ------------------       ---- -------- ------- ---------- ---------------
David Schwartz................ 1998 $525,080 $86,537   38,500       $8,000
 President                     1997 $525,238 $     0   35,425       $8,000
                               1996 $519,267 $87,200   36,750       $7,500

James J. Bennett.............. 1998 $445,584 $76,507    7,500       $8,000
 Executive Vice President      1997 $437,677 $     0    7,500       $8,000
 and Chief Operating Officer   1996 $419,821 $73,468    7,500       $7,500

Sanford S. Wadler............. 1998 $259,200 $38,932    3,000       $8,000
 Vice President,               1997 $259,374 $     0    3,000       $8,000
 General Counsel and Secretary 1996 $247,367 $36,944    3,000       $7,500

Norman Schwartz............... 1998 $240,241 $36,084    3,750       $8,000
 Vice President and            1997 $228,893 $12,784    3,750       $8,000
 Group Manager                 1996 $208,105 $56,557    3,750       $7,500

George Bers................... 1998 $235,116 $30,894    3,750       $8,000
 Vice President and            1997 $224,003 $     0    3,750       $8,000
 Group Manager                 1996 $203,605 $ 7,632    3,750       $7,500

--------
(1) All Other Annual Compensation amounts for each of the Named Executive Officers were less than the amounts required for separate reporting and are included in salary.
(2) There were no Restricted Stock awards.
(3) Amounts reported are contributions made pursuant to the Employees' Deferred Profit Sharing Retirement Plan. A more complete discussion is provided in the section titled "Profit Sharing Plan Contributions" of the "Report of the Compensation Committee of the Board of Directors" in this Proxy Statement.

   The following table presents certain information regarding stock options granted to the Named Executive Officers in 1998.

                             OPTION GRANTS IN 1998

                                     Individual Grants
                         ------------------------------------------
                                                                    Potential Realizable Value at
                                                                       Assumed Annual Rates of
                                                                      Stock Price Appreciation
                         Number of  % of Total                           for Option Term(2)
                         Securities  Options                        -----------------------------
                         Underlying Granted to Exercise                Assumed        Assumed
                          Options   Employees    Price   Expiration  Appreciation   Appreciation
          Name           Granted(1)  in 1998   ($/Share)    Date        of 5%          of 10%
          ----           ---------- ---------- --------- ---------- -------------- --------------
David Schwartz..........    7,567      5.0%     $ 26.33   02/11/03    $    24,093    $    82,579
                           30,933     20.5%     $23.937   02/11/03    $   172,514    $   411,596
James J. Bennett........    4,710      3.1%     $ 23.13   02/11/03    $    30,069    $    66,472
                            2,790      1.9%     $ 23.13   02/11/03    $    17,811    $    39,375
Sanford S. Wadler.......    3,000      2.0%     $ 23.13   02/11/03    $    19,152    $    42,339
Norman Schwartz.........    3,750      2.5%     $ 26.33   02/11/03    $    11,940    $    40,924
George Bers.............    3,750      2.5%     $ 23.13   02/11/03    $    23,940    $    52,924

--------
(1) All stock options granted in 1998 are incentive stock options with the exception of non-qualified stock options for 30,933 shares granted to David Schwartz and 2,790 shares granted to James J. Bennett. The exercise prices are equal to at least 100% of the fair market value of the underlying securities at the time such options were granted. All shares subject to the above options are shares of Class A Common Stock with the exception of all of the options granted to David Schwartz, and 3,750 shares to Norman Schwartz which were for shares of Class B Common Stock. All stock options have a term of five years and become exercisable at a rate not greater than 25% per annum commencing one year after the date of grant. In 1998, options to purchase 64,000 shares were granted to all executive officers as a group, and options to purchase 86,653 shares were granted to all other employees.
(2) Potential realizable value is based on an assumption that the stock price of the applicable class of Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the five year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

   The following table presents the number of shares for which options were exercised, as well as the number of exercisable and unexercisable options held by the Named Executive Officers at December 31, 1998.

                    AGGREGATE OPTION EXERCISES IN 1998 AND
                        DECEMBER 31, 1998 OPTION VALUES

                                                      Number of
                                                Securities Underlying     Value of Unexercised
                          Shares                 Unexercised Options      In-The-Money Options
                         Acquired               at December 31, 1998     at December 31, 1998(1)
                            on       Value    ------------------------- -------------------------
          Name           Exercise  Realized   Exercisable Unexercisable Exercisable Unexercisable
          ----           -------- ----------- ----------- ------------- ----------- -------------
David Schwartz..........  36,000  $671,370.00   90,571       92,554     $538,498.35  $24,839.40
James J. Bennett........   1,875  $ 30,946.88   11,251       18,749     $ 15,693.75  $ 5,231.25
Sanford S. Wadler.......   2,250  $ 44,527.50    7,500        7,500     $ 47,167.50  $ 2,092.50
Norman Schwartz.........   3,750  $ 61,743.75    9,377        9,373     $ 51,066.11  $   908.89
George Bers.............   2,250  $ 51,037.50    4,689        9,373     $  5,231.25  $ 2,614.23

--------
(1) The closing prices of Class A Common Stock and Class B Common Stock at December 31, 1998 were $21.00 and $19.75 per share, respectively.

Other Executive Compensation

   In January 1997, the Company entered into a non-competition and employment continuation agreement with James J. Bennett, its Executive Vice President and Chief Operating Officer and a Director of the Company. Under the terms of this Agreement, James J. Bennett will give the Company six months notice of any intention to resign from his present position and will not compete with the Company for two years after the end of his employment with Bio-Rad. Management has agreed to nominate him as director for a period of three years following his resignation from his present position. Following his resignation from his present position, James J. Bennett will continue to serve as an employee taking on mutually agreed tasks for six weeks in each twelve-month period for up to five years from his resignation. For this six weeks, he will be paid his weekly salary in effect at the time of his resignation plus $2,500 per week. For mutually agreed assignments extending beyond the six weeks, or if James J. Bennett does not remain a director, his compensation would be at his weekly pay rate in effect at the time of his resignation from his present position. He will be entitled to exercise his stock options for a period of two years after the end of his employment with Bio-Rad.

   In August 1997, the Company entered into an employment and non-compete agreement with Burton A. Zabin, a Vice President and Director of the Company. Under the terms of this agreement, he will be employed by the Company until March 18, 2001, unless he gives the Company six months notice of his intention to resign earlier, and he will not compete with the Company during the period ending four years after his scheduled termination of employment with Bio-Rad. During the term of this agreement, he will make himself available to the Company on a flexible time basis for an average of one hundred thirty-five days during each twelve month period (and, in the case of the final period, nine month period) of the agreement to undertake reasonable assignments provided to him which utilize his knowledge and experience in the life science research market. He will receive a salary equal to one-half of the salary he was receiving just prior to entering into the agreement. Burton A. Zabin will not participate in bonus or stock programs of the Company. He will be entitled to exercise his stock options for a period of two years after the end of his employment with Bio-Rad. He will remain a director for the remainder of his current term.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Compensation Committee is composed of Albert J. Hillman and Philip L. Padou. The Company currently has no interlocking relationships involving any of its Compensation Committee members and no executive officer of the Company serves on the Compensation Committee. James J. Bennett, David Schwartz, Norman Schwartz and Burton A. Zabin participate in general Board of Directors' discussions of compensation, bonuses and stock options. David, Norman and Alice N. Schwartz were absent from and did not participate in the discussions or decisions concerning the President's compensation.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

   The Compensation Committee of the Board of Directors has furnished the following report on executive compensation. The Compensation Committee was formed in December 1993. The report also refers to decisions made by Philip L. Padou, Albert J. Hillman and other members of the Board of Directors prior to the formation of the Compensation Committee. The function of the Compensation Committee is to review and approve the compensation arrangements for the Company's senior management and any compensation plans in which the executive officers and directors are eligible to participate.

Objectives and Overview

   The overall objectives of the Company's executive compensation programs are to:

  . Attract, retain and motivate key executive talent;

  . Reward key executives based on business performance;

  . Align executive incentives with the interests of stockholders; and

  . Encourage the achievement of Company objectives.

   Executive compensation consists of four components: 1) base salary; 2) annual and special incentive bonus payments; 3) long-term incentives in the form of stock options; and 4) contributions to the Company's profit sharing plan. The Company strives to provide a competitive total compensation package to senior management based on professionally compiled surveys of broad groups of companies of comparable size within related industries.

Base Salary

   Each year, the Company obtains studies of compensation trends, practices and levels from a variety of nationally recognized independent compensation surveys in order to determine the competitiveness of the pay structure for its senior managers. Within the comparative groups of companies surveyed, the Company sets executive base salaries and total compensation near and below the arithmetic mean of the surveys, respectively. Each executive's base salary is determined by an assessment of the executive's job description and current salary in relation to the salary range designated for the position in the compensation surveys. Adjustments are made when necessary to reflect changes in responsibilities or competitive industry pressures. Each executive's performance is evaluated annually to determine individual merit increases within the overall guidelines established in each year's budget process. For 1998, the Company merit increase guideline was 4.5% and was based on the compensation surveys.

Incentive Bonus Payments

   Executive officers of the Company, including the President, are eligible for an annual incentive bonus and special bonuses, determined as a percentage of the officers' eligible wages. Annual bonuses are awarded to executive officers, including the President and other key employees of the Company and its operating units, who meet certain annual Company and operating unit goals which are previously established by senior management. In 1998, the performance factors used in calculating bonuses include sales volume and return on controllable assets, as measured against annual objectives. Performance goals have been established for the Company as a whole and for each operating unit. Bonuses are determined using these performance factors and comparisons to competitive industry standards. The bonus calculation is weighted between Company performance and operating unit performance according to the responsibilities of each executive. In addition to the annual incentive bonuses, special bonuses are awarded by the Board of Directors in recognition of other specific business actions taken during the year which contributed to the strategic growth, profitability or competitiveness of the Company. In the past, these bonuses have been awarded for significant achievements, such as successfully completing acquisitions or divestitures and settling legal disputes. Such bonuses may be distributed over several years. Incentive bonuses may be awarded in cash and/or stock.

   Bonuses for performance in 1998 were awarded in February 1999 and ranged from 1.75% to 25.00% of base salaries. Bonuses for 1997 were awarded in March 1998 and ranged from 0.0% to 19.50% of base salaries. Bonuses for 1996 were awarded in March 1997 and ranged from 1.90% to 27.20% of base salaries. Because bonuses are based on growth and profitability, trends in bonus awards generally track operating unit and Company performance. Special bonuses are awarded only on completion of specific projects or transactions.

Long-Term Incentives

   The Company provides its executive officers and other key employees with long-term incentive compensation through the granting of stock options. The Company believes that stock options provide the Company's key employees with the opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation of the value of the stock. Stock options are intended to align executive interests with the interests of stockholders and therefore directly motivate senior management to maximize long-term stockholder value. The stock options also create an incentive to remain with the Company for the long term because the options are vested over a four-year period. Because all options are granted at no less than the fair market value of the underlying stock on the date of grant, stock options provide value to the recipients only when the price of Bio-Rad Common Stock increases over time.

   The Board of Directors has delegated certain responsibilities of administration of the Company's stock option plans to the Stock Option Award Committee. The Stock Option Award Committee is composed of Albert J. Hillman and Philip L. Padou and is responsible for determining the timing and distribution of grants subject to the terms of the current option plans. The Stock Option Award Committee also determines the total number of shares granted and the allocation of shares to individual executive officers and key employees. Recommendations from senior management and other factors are considered including: the responsibility level, individual performance and contribution to the Company's business of each officer and key employee. The option grants are submitted to the Board of Directors for ratification and the date of grant is the date of the Board of Directors meeting. In 1998, the Company granted approximately 150,653 options to a group of about 254 executive officers and key employees.

Profit Sharing Plan Contributions

   The Company's employees who are directors or officers are entitled to participate in the Bio-Rad Laboratories, Inc. Employees' Deferred Profit Sharing Retirement Plan ("Profit Sharing Plan") on the same basis as all other Company employees. The Profit Sharing Plan covers all full-time employees of the Company, or any of its participating subsidiaries, who have completed one year of service. Contributions to the Profit Sharing Plan are determined each year by the Board of Directors in its sole discretion and are allocated among each participant based on the ratio his or her compensation bears to the aggregate compensation of all participants. For 1998, the Board of Directors approved a contribution of 5.0% of eligible compensation. Participants are vested 100.0% after five years of service, but funds are not distributed until retirement, termination of employment with the Company or as required by regulation or law.

President's Compensation

   For 1998, the Compensation Committee was primarily responsible for determining and approving the President's compensation. The President's compensation was compared with compensation of other CEOs in the above mentioned surveys and proxy statements for comparable companies. The salary of David Schwartz is typically set within the mid-range of CEO's salaries surveyed for comparable companies. There was no change to the salary of David Schwartz in 1997 or 1998. His salary was increased 5% in 1996.

   The President's annual bonus is based on the achievement of the Company's financial goals. The same performance criteria are used to calculate his annual bonus as those established for other eligible executive officers. These criteria are discussed above under Incentive Bonus Payments. A bonus was paid in 1999 based on performance against previously established growth and profitability targets for 1998.

   In 1998, David Schwartz was granted a non-qualified stock option to purchase 30,933 shares of Class B Common Stock and an incentive stock option for 7,567 shares of Class B Common Stock. The exercise price of the non-qualified option was 100% of the market price on the date of grant. Pursuant to the general restrictions of the option plan, vesting of incentive stock options granted to David Schwartz is limited to $100,000 per year which results in vesting at a slower rate than other optionees. This option grant was comparable with options granted to CEO's of similar size companies.

   To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax consequences to the Company and to its executives of various payments and benefits. Some types of compensation payments and their deductibility (e.g., the spread on exercise of non-qualified options) depend upon the timing of an executive's vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws and other factors beyond the Compensation Committee's control also affect the deductibility of compensation. For these and other reasons, the Compensation Committee will not necessarily limit executive compensation to that deductible under Section 162(m) of the Internal Revenue Code. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

                                          The Compensation Committee

                                          Albert J. Hillman
                                          Philip L. Padou

                            STOCK PERFORMANCE GRAPH

   The following graph compares the cumulative stockholder returns over the past five years for the Company's Class A Common Stock, the American Stock Exchange Market Value Index and a selected peer group, assuming $100 invested on December 31, 1993 and reinvestment of dividends:

                      [PERFORMANCE GRAPH APPEARS HERE]

                           1993     1994     1995     1996     1997     1998
                         -------- -------- -------- -------- -------- --------
BIO-RAD.................    100      277      424      449      391      314
PEER GROUP(1)...........    100      122      173      198      220      275
AMEX MARKET.............    100       93      120      122      152      163

--------
(1) The peer group consists of the following public companies: Beckman Coulter; Becton Dickinson; Diagnostic Products; KLA Tencor; Life Technologies; Millipore; and Perkin-Elmer. Companies in the peer group reflect Bio-Rad's participation in three different markets: life science research products, clinical diagnostics and analytical instruments. No single public or private company has a comparable mix of products which serve the same markets. In many cases, only one division of a peer group company competes in the same markets as Bio-Rad. Collectively, the peer group reflects products and markets similar to those of Bio-Rad.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities ("Insiders"), to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Insiders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports which they file.

   To the Company's knowledge, based solely upon its review of the copies of such reports furnished to the Company and written representations from certain Insiders that no other reports were required, during fiscal year ended December 31, 1998 all Section 16(a) filing requirements applicable to Insiders were complied with, with the following exceptions: one filing reflecting certain transfers (Form 4) within the Schwartz family was delayed, and one filing reflecting the appointment of Rello L. Cristea as an executive officer was delayed.

             II. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

   The Board of Directors has selected Arthur Andersen LLP, independent public accountants, to serve as Bio-Rad's auditors for the fiscal year ending December 31, 1999. A representative of Arthur Andersen LLP is expected to be present at the annual meeting of stockholders to make a statement if he or she desires to do so and to respond to appropriate questions.

   Although it is not required to do so, Bio-Rad wishes to provide stockholders with the opportunity to express their opinion on the selection of auditors, and accordingly is submitting a proposal to ratify the selection of Arthur Andersen LLP. If the stockholders should fail to ratify this proposal, the Board of Directors will consider the selection of another auditing firm.

   The Board of Directors recommends that you vote FOR ratification of Arthur Andersen LLP to serve as the Company's auditors for the fiscal year ending December 31, 1999.

            III. APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED
                       1988 EMPLOYEE STOCK PURCHASE PLAN

   The Amended and Restated 1988 Employee Stock Purchase Plan (the "Purchase Plan") was approved by stockholders in 1988. The original Purchase Plan authorized the use of 150,000 newly issued shares and 150,000 outstanding shares, purchased from the open market, for sale to eligible employees at a discount of 15%. The Purchase Plan was amended in 1992 and 1994 to authorize an aggregate of 300,000 additional newly issued shares (to a new total of 450,000 newly issued shares) and the resale of 45,000 additional shares (to a new total of 195,000 shares). From inception, 439,767 newly issued shares and 157,144 outstanding shares have been purchased by eligible employees. As of March 1, 1999, 10,233 newly issued shares and 37,856 outstanding shares remain authorized and available. The addition of shares to the Purchase Plan is necessary to continue availability of shares for purchase by employees.

The Amendment

   Subject to stockholder approval, the Board of Directors has approved an amendment to the Purchase Plan increasing by 100,000 the number of shares to be sold to employees participating in the Purchase Plan. These shares may be newly issued or outstanding shares purchased from the open market.

Description of the Purchase Plan

   The Purchase Plan is intended to provide employees with an equity interest in the Company and to enhance the employees' sense of participation in Company affairs. The Purchase Plan is designed to meet the requirements of Section 423 of the Internal Revenue Code and afford to participating employees the tax benefits available under Section 423. See "Federal Income Tax Consequences."

   A committee of the Board of Directors or an Administrator selected by the Board administers the Purchase Plan consistent with Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The committee or administrator designates the enrollment period, scheduled purchase dates and other such administrative matters. Significant modifications, such as increasing the number of authorized shares, require approval of the stockholders.

   All full-time employees of the Company and participating subsidiaries, including officers and directors who are also employees, are eligible to participate in the Purchase Plan after six months of employment. All eligible employees have equal rights and privileges under the Purchase Plan. Employees owning five percent or more of the Voting Power of the Company are not eligible to participate in the Purchase Plan. Any eligible employee may enroll in the Purchase Plan as of the first trading day of any three-month period. As of March 1, 1999, approximately 1,434 employees were eligible to participate and 402 were enrolled in the Purchase Plan.

   Participating employees may elect to make contributions to the Purchase Plan through payroll deductions at a designated percentage of monthly base earnings from the Company up to a maximum of 10%. No employee is permitted under the Purchase Plan to purchase Common Stock at a rate which exceeds $25,000 of fair market value of Common Stock in any calendar year. At any time before a scheduled purchase date, a participant may elect to withdraw funds contributed to the Purchase Plan.

   The cost for each share purchased is 85% of the lower of the fair market value on the first trading day or the last trading day of an enrollment period. The length of each enrollment period is currently three months. As of March 1, 1999 the closing market price of Class A Common Stock was $20.50.

   As of March 1, 1999 the following shares of Class A Common Stock were purchased for contributions made in fiscal year 1998: David Schwartz, 0 shares; James J. Bennett, 0 shares; Sanford S. Wadler, 0 shares; Norman Schwartz, 0 shares; George Bers, 0 shares; all executive officers as a group, 112 shares; and all other employees, 55,400 shares.

Federal Income Tax Consequences

   The following discussion is a general summary of the current material U.S. federal income tax consequences to U.S. participants in the Purchase Plan. The summary does not discuss all aspects of federal income taxation that may be relevant to a particular participant in light of such participant's personal investment circumstances, nor does it describe state or other tax consequences. The Purchase Plan is intended to meet the requirements of an "employee stock purchase plan" under Section 423 of the Internal Revenue Code.

   Neither the grant of the right to purchase shares, nor the purchase of shares, under the Purchase Plan has a federal income tax effect on employees or the Company. Any United States tax liability to the employee and any tax deductions to the Company are deferred until the employee sells the shares, disposes of the shares by gift or dies.

   In general, if shares are held for more than one year after they are purchased and for more than two years from the beginning of the enrollment period in which they are purchased, or if the employee dies while owning the shares, gain on the sale or other disposition of the shares constitutes ordinary income to an employee (with no corresponding deduction to the Company) to the extent of the lesser of (1) 15% of the fair market value of the shares at the beginning of the enrollment period, or (2) the gain on the sale (the amount by which the market value of the shares on the date of sale, gift or death, exceeds the employee's purchase price). Any additional gain is a capital gain. If the shares are sold or disposed of prior to meeting both of the holding periods, an employee recognizes ordinary income (and the Company receives a corresponding deduction) to the extent that the fair market value of the shares at the date of the purchase exceeds the employee's purchase price. Any appreciation or depreciation after the date of the employee's purchase (measured with respect to the market value of the shares on the date of the employee's purchase) is treated as capital gain or loss.

   The Board of Directors recommends that you vote FOR the proposal to amend the Amended and Restated 1988 Employee Stock Purchase Plan.

                                  APPENDIX A
                             CLASS A FRONT OF CARD:

PROXY
CLASS A STOCK
BIO-RAD LABORATORIES, INC.
Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders
April 27, 1999

     The undersigned does hereby appoint DAVID SCHWARTZ and SANFORD S. WADLER and each of them, attorneys-in-fact and agents with full powers of substitution, for and in the name, place and stead of the undersigned, to vote as proxies or proxy all the shares of Class A Common Stock of Bio-Rad Laboratories, Inc. ("Bio-Rad"), to be held at the Company's corporate offices, 1000 Alfred Nobel Drive, Hercules, California, on Tuesday, April 27, 1999 at 4:00 p.m., Pacific Daylight Time, and at any and all adjournments or postponements thereof:

            PLEASE VOTE, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.
                (Continued and to be signed on the reverse side.)

                             CLASS A BACK OF CARD:


BIO-RAD LABORATORIES, INC.
PLEASE MARK VOTES AS IN THIS EXAMPLE USING DARK INK ONLY. |_|
This proxy will be voted as specified below. If no voting instructions are indicated with respect to one or more of the proposals, the proxy will be voted in favor of the proposal(s). This proxy confers authority for each of the persons indicated on the reverse to vote in his discretion on other matters which may properly come before the meeting. The Board of Directors recommends a Vote FOR Items 1, 2 and 3.

(1)  ELECTION OF DIRECTORS                     For      Withhold     For All
     ALBERT J. HILLMAN, PHILIP L. PADOU        All        All         Except
                                               |_|        |_|           |_|

---------------------------------------

(Instruction: To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) above.)

(2) PROPOSAL to ratify the selection of Arthur Andersen LLP to serve as the Company's independent auditors.
                                               For      Against       Abstain
                                               |_|        |_|           |_|

(3) PROPOSAL to amend the 1988 Employee Stock Purchase Plan to increase the number of shares available by 100,000.
                                               For      Against       Abstain
                                               |_|        |_|           |_|


Receipt of the Notice of Annual Meeting of Stockholders and proxy statement is hereby confirmed.
Please sign exactly as your name appears hereon or on the stock certificate. Executors, administrators or trustees should indicate their capacities. If stock is held in joint names, both registered holders should sign. No witness or notarization is necessary.

                    Date:                      ---------------------------------

                    Signature:                 ---------------------------------

                    Signature, if held jointly:---------------------------------

                                  APPENDIX B
                             CLASS B FRONT OF CARD:


PROXY
CLASS B STOCK
BIO-RAD LABORATORIES, INC.
Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders
April 27, 1999

     The undersigned does hereby appoint DAVID SCHWARTZ and SANFORD S. WADLER and each of them, attorneys-in-fact and agents with full powers of substitution, for and in the name, place and stead of the undersigned, to vote as proxies or proxy all the shares of Class B Common Stock of Bio-Rad Laboratories, Inc. ("Bio-Rad"), to be held at the Company's corporate offices, 1000 Alfred Nobel Drive, Hercules, California, on Tuesday, April 27, 1999 at 4:00 p.m., Pacific Daylight Time, and at any and all adjournments or postponements thereof:

            PLEASE VOTE, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.
                (Continued and to be signed on the reverse side.)

                             CLASS B BACK OF CARD:

BIO-RAD LABORATORIES, INC.
PLEASE MARK VOTES AS IN THIS EXAMPLE USING DARK INK ONLY. |_|
This proxy will be voted as specified below. If no voting instructions are indicated with respect to one or more of the proposals, the proxy will be voted in favor of the proposal(s). This proxy confers authority for each of the persons indicated on the reverse to vote in his discretion on other matters which may properly come before the meeting. The Board of Directors recommends a Vote FOR Items 1, 2 and 3.

(1)  ELECTION OF DIRECTORS                     For      Withhold     For All
     JAMES J. BENNETT, ALICE N. SCHWARTZ,      All        All         Except
     DAVID SCHWARTZ, NORMAN SCHWARTZ,          |_|        |_|           |_|
     BURTON A. ZABIN

-----------------------------------------
(Instruction: To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) above.)

(2) PROPOSAL to ratify the selection of Arthur Andersen LLP to serve as the Company's independent auditors.
                                               For      Against       Abstain
                                               |_|        |_|           |_|

(3) PROPOSAL to amend the 1988 Employee Stock Purchase Plan to increase the number of shares available by 100,000.
                                               For      Against       Abstain
                                               |_|        |_|           |_|


Receipt of the Notice of Annual Meeting of Stockholders and proxy statement is hereby confirmed. Please sign exactly as your name appears hereon or on the stock certificate. Executors, administrators or trustees should indicate their capacities. If stock is held in joint names, both registered holders should sign. No witness or notarization is necessary.

                    Date:                      ---------------------------------

                    Signature:                 ---------------------------------

                    Signature, if held jointly:---------------------------------